UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2008

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 1, 2008, we received a Staff Deficiency Letter from The Nasdaq Stock Market, or Nasdaq, notifying us that for the last 10 consecutive trading days the aggregate market value of our common stock has not met the $50,000,000 minimum capitalization requirement for continued listing on the Nasdaq Global Market, as specified by Marketplace Rule 4450(b)(1)(A).

This notice initiates the timetable for review of continued inclusion of our common stock on the Nasdaq Global Market, but it has no immediate effect on the listing of our common stock on that market. In accordance with Marketplace Rule 4450(e)(4), Nasdaq’s staff has provided us 30 calendar days, or until July 31, 2008, to regain compliance. To regain compliance, the market value of our common stock must equal or exceed $50,000,000 for a minimum of 10 consecutive business days or for such longer period that Nasdaq may, in its discretion, require.

If we do not regain compliance with the minimum market capitalization requirement by July 31, 2008, Nasdaq will provide us written notification that our common stock is subject to delisting. At that time, we may appeal Nasdaq’s determination to delist our common stock to the Nasdaq Listings Qualifications Panel, and our common stock would remain listed until completion of the appeal process. In addition, if we satisfy the requirements for continued inclusion in the Nasdaq Capital Market, we may apply to transfer our common stock to the Nasdaq Capital Market, in which case the delisting proceedings would be stayed pending Nasdaq’s review of our application.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2008, the Compensation Committee of our Board of Directors granted our executive officers awards under the new GTC Biotherapeutics, Inc. 2008 Retention Incentive Plan, or Retention Plan. The purpose of the Retention Plan is to encourage the continued employment of our executive officers and other personnel through the grant of equity awards and other payments conditioned on continued employment with GTC. Our Compensation Committee is administering the Retention Plan and has the authority to determine the individual participants and the amount of any awards under the Retention Plan. Eligible participants besides our executive officers include Vice Presidents, Senior Directors, Directors and Associate Directors.

Participants in the Retention Plan are eligible to receive two awards of restricted stock units pursuant to our 2002 Equity Incentive Plan. The first award of restricted stock units for our named executive officers was made on July 1, 2008, and the second award of restricted stock units is expected to be awarded on January 2, 2009. The restricted stock units awarded under the Retention Plan will not become vested and settle until June 30, 2009, provided that the participant remains an employee until that date. If we terminate a participant’s employment without cause (as provided in the Retention Plan) prior to June 30, 2009, all of the participant’s restricted stock units shall become fully vested on the date of the participant’s termination of employment.

Participants in the Retention Plan who remain in our employ through March 31, 2010 will also receive a specified retention payment, payable at the discretion of our Compensation Committee either in a lump sum cash payment or in shares of our Common Stock. If the payment is made in shares of Common Stock, the plan provides for specified minimum valuation levels of our Common Stock to be used in determining the number of shares to be issued in lieu of cash, depending on the employee’s level of seniority. If we terminate a participant’s employment without cause prior to March 31, 2010, the participant will be entitled to receive his or her retention payment within 30 days following the date of termination of employment.

The foregoing description of the Retention Plan is qualified in its entirety by reference to the full text of the Retention Plan, which is filed with this Current Report as Exhibit 10.1 and incorporated herein by this reference. The details of the awards to our named executive officers are set forth on the schedule filed with this Current Report as Exhibit 10.2 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	GTC Biotherapeutics, Inc. 2008 Retention Incentive Plan. Filed herewith.

10.2	Schedule of Retention Plan Awards to Named Executive Officers. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: July 2, 2008	By:	/s/ John B. Green
John B. Green
Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	GTC Biotherapeutics, Inc. 2008 Retention Incentive Plan. Filed herewith.

10.2	Schedule of Retention Plan Awards to Named Executive Officers. Filed herewith.